Exhibit 10.8

SOMALOGIC, INC.

Non-Statutory Stock Option Agreement

2009 Equity Incentive Plan

SomaLogic, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Optionee named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached.

Name of Optionee: [_____________________]
No. of Shares Covered: [______]	Date of Grant: ________, 20__
Exercise Price Per Share: $ [______]	Expiration Date: ________, 20__
Vesting and Exercise Schedule:

Portion of Shares as to Which
Dates	Option Becomes Vested and Exercisable
[one year after Date of Grant]
[first day of month following first anniversary]	One fourth (1/4)
and first day of next 35 months thereafter	One forty-eighth (1/48)

Early Exercise [is X] [is not ] permitted.

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document, a copy of which is attached. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

OPTIONEE:	SOMALOGIC, INC.:

Optionee	Byron Hewett/CEO

SomaLogic, Inc.
2009 Equity Incentive Plan
Non-Statutory Stock Option Agreement

Option Terms and Conditions*

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.	Vesting and Exercise Schedule. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that Schedule.

Vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and (c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Mountain Time on the earliest of:

(a)	The expiration date specified on the cover page of this Agreement;

(b)	Upon your termination of Service for Cause;

(c)	Upon the expiration of any applicable period specified in Sections 6(e) and 12(b)(4) of the Plan during which this Option may be exercised after your termination of Service; or

(d)	The date (if any) fixed for termination or surrender of this Option pursuant to Sections 12(b)(2), (b)(3), (c) or (d) of the Plan.

4.	Service Requirement. Except as otherwise provided in Sections 6(e) and 12(b)(4) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the date this Option was granted.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised at any time during the Option term by delivering a written notice of exercise to the Company at its principal executive office, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise, in the form attached to this Agreement, shall be provided to the Company’s [Chief Financial Officer]. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice must also must submit appropriate proof of his/her right to exercise the Option.

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

6.	Option Exercise Prior to Vesting (“Early Exercise”). If the Vesting and Exercise Schedule on the cover page of this Agreement indicates that “Early Exercise is permitted,” you may elect at any time during the Option term to exercise some or all of the unvested portion of the Option, subject to the following conditions:

(a)	You must satisfy the continuous Service requirement specified in Section 4 of this Agreement (without regard to the exceptions otherwise available under Sections 6(e) and 12(b)(4) of the Plan) at the time of any Early Exercise;

(b)	Any partial exercise of the unvested portion of the Option will be deemed to cover the earliest vesting remaining installment(s) of Shares subject to the Option;

(c)	You must enter into the Company’s form of Early Exercise Stock Purchase Agreement providing the Company with an option to repurchase, on the terms and conditions set forth therein, all Shares you purchase pursuant to an Early Exercise of the Option (“Unvested Shares”); and

(d)	You must deliver a notice of exercise and provide for payment of the exercise price of the Unvested Shares being acquired as provided in Section 5 of this Agreement.

7.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including personal check, cashier’s check or money order);

(b)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.

(c)	Unless the exercise is an Early Exercise, by authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

8.	Tax Consequences. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request which shall be subject to approval by the Company. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

9.	Delivery of Certificate. As soon as practicable after the Company receives the notice and exercise price provided for above, and determined that all conditions to exercise, including Sections 8 and 10 of this Agreement, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

10.	Compliance with Laws. This Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws. If the sale of Shares upon the exercise of this Option is not registered under the Securities Act of 1933, as amended (the “Securities Act”), you shall acknowledge at the time of exercise that (i) the Shares you are acquiring are deemed “restricted securities” for purposes of Rules 144 and 701 under the Securities Act, and you are acquiring the Shares for investment purposes and not with a view to the resale or distribution of such Shares, and (ii) the Shares you are acquiring may not be sold, pledged or otherwise transferred without (A) an effective registration or qualification thereof under the Securities Act and the securities laws of any applicable state or other jurisdiction, or (B) evidence, which may include an opinion of counsel, satisfactory to the Company and its counsel that such registration and qualification is not required.

11.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a qualified domestic relations order, or (iii) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

12.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued (or an appropriate book entry in the Company’s stock register has been made). No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued (or an appropriate book entry has been made), except as otherwise described in the Plan.

13.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

14.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

16.	Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

17.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 16 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

18.	Transferability Restrictions and Right to Repurchase.

(a)	Until the earlier to occur of (i) the date upon which this Option is fully vested and may be exercised in full in accordance with Section 2 of this Agreement, or (ii) the consummation of an underwritten public offering involving at least 20% of the outstanding Stock pursuant to an effective registration statement under the Securities Act, you shall not transfer in any manner, or cause or permit to be transferred in any manner, any Shares issued pursuant to the Plan. Any purported transfer of Shares in violation of the foregoing provision shall be null and void.

(b)	Following termination of your Service for any reason, the Company shall have the right to purchase all Shares (other than any Unvested Shares subject to an Early Exercise Stock Purchase Agreement) that you have acquired or will acquire under this Option. If the Company decides to exercise its right to purchase the Shares, it will notify you of its intention to purchase such Shares and will consummate the purchase within 90 days of your termination of Service or, in the case of Shares acquired after your termination of Service, within 90 days of the date of exercise. The purchase price shall be the Fair Market Value of the Shares on the date of your termination of Service. The Company’s repurchase rights under this Section shall terminate upon the registration of the Company’s common stock under Section 12 of the Securities Exchange Act.

19.	Market Standoff Agreement. In connection with any underwritten public offering by the Company of its equity securities, including the initial public offering of the Company’s securities, and upon request of the Company or the underwriters managing such underwritten offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) after the effective date of such registration as may be requested by the Company or such managing underwriters, and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such public offering.

20.	Right of First Refusal. Shares that you acquire upon exercise of this Option are subject to the right of first refusal on the part of the Company that is described in this Section 20 until such time as the Company’s Stock is registered under Section 12 of the Securities Exchange Act.

(a)	Before any Shares acquired upon the exercise of this Option may be transferred in any manner, including by sale, pledge or other encumbrance, you must first deliver a written notice (a “Transfer Notice”) to the Company stating (i) that you desire to transfer such Shares and (ii) the price and other material terms and conditions of the proposed transfer. The Transfer Notice shall be accompanied by a certificate from you certifying that you have received a written offer from a third party financially capable of carrying out the terms of the offer to acquire the Shares at the price and terms set forth in the Transfer Notice, and identifying such third party, including the name and address. Any notice that does not contain all information required by this Section 20(a) shall not be considered a Transfer Notice for purposes of this Agreement. The Transfer Notice shall be deemed a legally enforceable offer by you to sell the Shares to which the Transfer Notice refers to the Company pursuant to this Agreement.

(b)	Within 30 days after receipt of a Transfer Notice (the “Company Period”), the Company may elect, by delivering to you a written notice (a “Company Notice”) of its election to purchase all or any part (provided that it is a whole number) of the Shares to which the Transfer Notice refers, on the same terms and conditions specified in the Transfer Notice (or on economically equivalent terms and conditions specified in the Company Notice). If the Company does not elect to purchase any of the Shares, the Company shall send a notice to such effect you prior to the end of the Company Period.

(c)	If a dispute arises between you and the Company concerning the economically equivalent terms and conditions specified in a Company Notice, the determination of the economic equivalence of such terms and conditions shall be made by an independent investment banking firm selected by the Company and consented to by you, which consent shall not be unreasonably withheld. You and the Company shall cooperate fully in assisting any such investment banking firm in making its determination, and such determination shall be made no later than 75 days after the date that the Company received the Transfer Notice. The Company shall bear the cost of such investment banking firm. If the investment banking firm takes more than 75 days to make its determination, the period of time after the 75 days shall be added to the Company’s time limit for consummating the transaction as required by Section 20(d) of this Agreement.

(d)	If the Company elects to acquire your Shares pursuant to this Section 20, you and the Company shall consummate the sale and purchase of such Shares no later than 90 days after the date that the Company received the Transfer Notice.

(e)	To the extent the Company does not exercise its rights under this Section 20 within the specified time periods, you may, subject to Section 10 of this Agreement, transfer the Shares specified in your Transfer Notice to the third party specified in such Transfer Notice at the price and on the terms specified in such notice, so long as such transfer is consummated within 120 days after the date that the Company received the Transfer Notice.

(f)	You hereby acknowledge that the right of the Company to purchase your Shares in the manner described in this Section 20 is not unreasonable under the circumstances existing as of the date you execute this Agreement.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

NOTICE OF EXERCISE
Non-Statutory Stock Option

________________, 20__

SomaLogic, Inc.

2945 Wilderness Place

Boulder, Colorado 80301

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me under the SomaLogic, Inc. 2009 Equity Incentive Plan (as amended from time to time, the “Plan”) with respect to the number of shares of common stock of SomaLogic, Inc. (the “Company”) indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐	Enclosed with this Notice is a check, cashier’s check or money order in the amount of the Total Exercise Price.

☐	Enclosed with this Notice is a certificate evidencing unencumbered Shares (duly endorsed in blank) having an aggregate Fair Market Value (as defined in the Plan) equal to or in excess of the Total Exercise Price.

☐	I elect to pay the Total Exercise Price through a reduction in the number of Shares to be delivered to me upon this exercise of the Option

In connection with this exercise, I represent, warrant and acknowledge as follows:

●	I will provide for the payment to the Company, in a manner agreed to by the Company, of the amount of any required withholding taxes in connection with this exercise as provided in Section 14 of the Plan
●	I am acquiring the Shares as a result of this Option exercise for my own account, and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rules 144 and 701 of the Securities Act. I have no present intention of distributing or selling such Shares, and will transfer them only as permitted under applicable federal and state securities laws.

●	I am the owner of all Shares delivered with this Notice free and clear of all liens, security interests and other restrictions or encumbrances.
●	If this exercise is considered an “Early Exercise” as defined in the applicable Award Agreement, I will execute an Early Exercise Stock Purchase Agreement upon submitting this Notice.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised (or the net number of Shares if the Total Exercise Price and/or applicable withholding taxes are being paid through a reduction in the number of Shares to be delivered to me) in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:

Address to Which Certificate Should be Delivered:

Principal Mailing Address for
Holder of the Certificate (if different
from above):

Very truly yours,

Signature

Name, please print

Social Security Number